                                                                       Exhibit 1
                                                                       ---------

================================================================================


                         AGREEMENT AND PLAN OF MERGER

                                BY AND BETWEEN

                           PAMECO ACQUISITION, INC.

                                      AND

                              PAMECO CORPORATION



                           DATED AS OF MARCH 6, 2001


================================================================================

                         AGREEMENT AND PLAN OF MERGER

          THIS AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 6, 2001, is entered into by and between PAMECO ACQUISITION, INC., a Delaware corporation ("Merger Sub") and PAMECO CORPORATION, a Delaware corporation (the "Company").

          WHEREAS, Littlejohn Fund II, L.P., a Delaware limited partnership ("Littlejohn"), and Quilvest American Equity Ltd., a British Virgin Islands international business company ("Quilvest," and together with Littlejohn, the "Investors," and individually, each an "Investor") together own approximately 87.25% of the outstanding common stock, par value $0.01 per share of the Company (the "Company Common Stock") (assuming conversion of all shares of Company Preferred Stock (as defined in Section 3.2 hereof));

          WHEREAS, the Investors own all of the outstanding capital stock of Merger Sub, which has been formed solely for the purpose of acquiring all of the outstanding shares of Company Common Stock;

          WHEREAS, it is the intention of the parties that Merger Sub shall merge with and into the Company (the "Merger"), with the Company being the surviving corporation;

          WHEREAS, a Special Committee (the "Special Committee") of the Board of Directors of the Company (composed entirely of directors who have no direct or indirect financial interest in the transactions contemplated hereby) has unanimously determined, and the Board of Directors of the Company has unanimously determined, that the Merger is fair to, advisable for and in the best interests of the Company and its stockholders that are unaffiliated with the Investors, and each of the Special Committee and the Board of Directors of the Company has approved this Agreement and recommended its adoption by the stockholders of the Company;

          WHEREAS, the Board of Directors of Merger Sub has approved and adopted this Agreement;

          NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, the parties hereto, intending to be legally bound, hereby agree as follows:

                                   ARTICLE 1

                                  THE MERGER
                                  ----------

          Section 1.1.  The Merger. At the Effective Time (as hereinafter
                        ----------
defined), upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into the Company. Upon consummation of the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation (the "Surviving

Corporation"). The Merger shall have the effects set forth in this Agreement and in the DGCL (including Section 259 thereof).

          Section 1.2.  Effective Time. As soon as practicable following the
                        --------------
satisfaction or waiver of the conditions set forth in Article 6, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed in the Department of State of the State of Delaware, or, if specified in the Certificate of Merger, at such other time as is permissible in accordance with the DGCL and as Merger Sub and the Company shall agree (the time the Merger becomes effective being the "Effective Time").

          Section 1.3.  Closing. The closing of the Merger (the "Closing") shall
                        -------
take place at 10:00 a.m., Philadelphia time, at the offices of Pepper Hamilton LLP, 3000 Two Logan Square, Eighteenth and Arch Streets, Philadelphia, Pennsylvania 19103, on a date to be specified by the parties which shall be no later than the third business day following satisfaction or waiver of the conditions provided in Article 6, or at such other date, time and place as Merger Sub and the Company shall agree (the "Closing Date").

          Section 1.4.  Certificate of Incorporation and Bylaws. Pursuant to the
                        ---------------------------------------
Merger, the Certificate of Incorporation and Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation following the Merger, until thereafter changed or amended as provided therein and in accordance with applicable law; provided, that Article VI, Section 1 of the Certificate of Incorporation shall be amended by resolution of the Board of Directors of the Company to delete in its entirety the first sentence thereof and insert in its place the following:

          The properties, business and affairs of the Company shall be managed and controlled by a Board of Directors, which shall consist of between five (5) and nine (9) directors.

          Section 1.5.  Officers and Directors. The officers and directors of
                        ----------------------
the Company shall be the officers and directors of the Surviving Corporation following the Merger and until the earlier of their death, resignation or removal or until their respective successors are duly elected or appointed and qualified.

                                   ARTICLE 2

                 EFFECT OF THE MERGER ON CAPITAL STOCK OF THE
              CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES
              --------------------------------------------------

          Section 2.1.  Effect on Common Stock. At the Effective Time, by virtue
                        ----------------------
of the Merger and without any action on the part of either Merger Sub, the Company, the holders of any shares of Company Common Stock or the holders of any shares of Company Preferred Stock (as defined in Section 3.2 hereof):

                  (a)   Company Common Stock. With the exception of (i) shares
                        --------------------
of Company Common Stock held by a holder who has taken all actions required by
Section 262 of the DGCL to be taken prior to the Effective Time in order to maintain such holder's right to appraisal of such shares under the DGCL ("Dissenting Shares") and (ii) shares of Company Common Stock canceled and retired pursuant to Section 2.1(d), each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become a right to receive $0.45 in cash without interest (the "Merger Consideration"), and when so converted, shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (the "Merger Convertible Shares") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration allocable to the shares formerly represented by such certificate upon surrender of such certificate in accordance with
Section 2.4.

                  (b)   Company Preferred Stock. Each share of Series A
                        -----------------------
Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (each as defined in Section 3.2) that is issued and outstanding immediately prior to the Effective Time shall remain outstanding as capital stock of the Surviving Corporation and shall not be converted, exchanged or canceled in the Merger.

                  (c)   Common Stock of Merger Sub. Each share of common stock,
                        --------------------------
par value $0.01 per share of Merger Sub ("Merger Sub Common Stock"), that is issued and outstanding immediately prior to the Effective Time shall be converted into and become that number of shares of common stock, par value $0.01 per share, of the Surviving Corporation equal to the nearest higher whole number to the quotient of (a) the number of shares of Company Common Stock outstanding at the Effective Time, divided by (b) 10.

                  (d)   Company Common Stock to be Canceled and Retired. Each
                        -----------------------------------------------
share of Company Common Stock that is owned immediately prior to the Effective Time by (i) the Company (where such shares constitute treasury stock in the hands of the holder thereof ("Treasury Stock")), (ii) Merger Sub or (iii) a Subsidiary of the Company shall be canceled and retired and shall cease to exist, no consideration shall be delivered in exchange therefor, and the holder thereof shall cease to have any rights with respect to any certificates representing any such shares. The term "Subsidiary" means any corporation, joint venture, partnership, limited liability company or other entity of which the Company, directly or indirectly, owns or controls capital stock (or other equity interests) representing more than fifty percent of the general voting power of such entity under ordinary circumstances.

          Section 2.2.  Dissenting Shares.
                        -----------------

                  (a) Dissenting Shares shall not be converted into the right to receive the Merger Consideration, but the holder thereof shall instead be entitled to such rights as are afforded under the DGCL with respect to such holder's Dissenting Shares, unless upon or after the Effective Time such holder fails to perfect, withdraws or otherwise loses such holder's right to appraisal.

                  (b) If upon or after the Effective Time, any holder of Dissenting Shares fails to perfect, withdraws or otherwise loses such holder's right to appraisal, the Dissenting Shares of such holder shall represent the right to receive the Merger Consideration, in accordance with Section 2.1(a).

                  (c) The Company shall provide Merger Sub (i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Company Common Stock, withdrawals of such demands, and any other instruments served pursuant to the DGCL received by or on behalf of the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL. The Company shall not, except with the prior written consent of Merger Sub, make any payment with respect to, or settle or offer to settle, any such demands.

          Section 2.3.  Treatment of Options and Warrants.
                        ---------------------------------

                  (a) Pursuant to the Merger, at the Effective Time, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying stock option plans, each outstanding option to purchase shares of Company Common Stock (a "Company Stock Option") will, with respect to each share of Company Common Stock subject thereto, become an option to receive the Merger Consideration on payment of the exercise price thereof, and will otherwise remain outstanding in accordance with its terms; provided, to the maximum extent permitted by applicable law and the applicable stock option agreements and underlying stock option plans, if the exercise price per share under any Company Stock Option exceeds the Merger Consideration, then that Company Stock Option will be terminated automatically and will cease to exist as of the Effective Time.

                  (b) Pursuant to the Merger, at the Effective Time, each outstanding warrant to purchase shares of Series A Preferred Stock (as defined in Section 3.2) (a "Company Warrant") shall remain outstanding as warrants to purchase capital stock of the Surviving Corporation and shall not be converted, exchanged or canceled in the Merger.

                  (c) Prior to the Effective Time, the Company shall use its commercially reasonable efforts, to the extent permitted by law and the applicable stock plans agreements, underlying stock option plans and warrant agreements: (i) to obtain any consents from holders of the Company Stock Options and (ii) to make any amendments to the terms of the Company Stock Options and any options granted thereunder that, in case of either (i) or (ii), are necessary or appropriate to give effect to the transactions contemplated by this
Section 2.3.

          Section 2.4.  Exchange of Certificates.
                        ------------------------

                  (a)   Exchange Agent. Prior to the Effective Time, Merger Sub
                        --------------
shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration. As of the Effective Time, Merger Sub shall have deposited with the Exchange Agent, for the benefit of the holders of Merger Convertible Shares, for exchange in accordance with this Section 2.4, the aggregate amount of cash payable pursuant to Section 2.1(a) hereof in exchange for outstanding Merger Convertible Shares (the "Exchange Fund").

                  (b)   Exchange Procedures. Promptly after the Effective Time,
                        -------------------
the Exchange Agent shall mail to each holder of record of Merger Convertible Shares (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing such Merger Convertible Shares shall pass, only upon delivery of such certificates to the Exchange Agent and shall be in such form and have such other provisions as the Exchange Agent may reasonably specify), and (ii) instructions for use in effecting the surrender of such certificates in exchange for the Merger Consideration. Upon surrender to the Exchange Agent of one or more certificates for Merger Convertible Shares, together with a properly completed and duly executed letter of transmittal, and acceptance thereof by the Exchange Agent, the holder thereof shall be entitled to the amount of cash into which the number of Merger Convertible Shares represented by such certificates surrendered shall have been converted pursuant to this Agreement. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing shares of Company Common Stock and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of the Merger Consideration allocable to the shares of Company Common Stock represented by such certificate or certificates. If any Merger Consideration is to be remitted to a name other than that in which a certificate surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Company, or its transfer agent, any transfer or other taxes required by reason of the payment of the Merger Consideration to a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of the Company or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each certificate for shares of Company Common Stock (with the exception of (i) Dissenting Shares, (ii) Company Common Stock held by Subsidiaries or Merger Sub, and (iii) Treasury Stock) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration allocable to the shares represented by such certificate as contemplated by Section 2.1(a). No interest will be paid or will accrue on any amount payable as Merger Consideration.

                  (c)   No Further Ownership Rights in the Company Stock. The
                        ------------------------------------------------
Merger Consideration paid upon the surrender for exchange of certificates for Merger Convertible Shares in accordance with the terms of this Section 2.4 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such certificates.

                  (d)   Termination of Exchange Fund. Any portion of the
                        ----------------------------
Exchange Fund (including any interest and other income received by the Exchange Agent in respect of all such funds) which remains undistributed to the holders of the certificates formerly representing shares of Company Common Stock for six months after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any holders of shares of Company Common Stock prior to the Merger who have not theretofore complied with this Section 2.4 shall thereafter look only to the Surviving Corporation, and only as general creditors thereof, for payment of their claim for Merger Consideration to which such holders may be entitled.

                  (e)   No Liability. No party to this Agreement shall be liable
                        ------------
to any Person (as hereinafter defined) in respect of any amount from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. The term "Person" means any individual, corporation, partnership, trust or unincorporated organization or a government or any agency or political subdivision thereof.

                  (f)   Lost Certificates. In the event any certificate or
                        -----------------
certificates formerly representing shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate or certificates to be lost, stolen or destroyed, and if required by the Surviving Corporation, the posting by such Person of a bond in such amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed certificate the Merger Consideration deliverable in respect thereof as determined in accordance with this Section 2.4.

                  (g)   Withholding Rights. The Surviving Corporation and the
                        ------------------
Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Merger Convertible Shares such amounts as the Surviving Corporation or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the United States Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law applicable to the making of such payment. To the extent that amounts are so withheld by the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Merger Convertible Shares in respect of which such deduction and withholding was made by the Surviving Corporation or the Exchange Agent.

          Section 2.5.  Additional Agreements and Provisions. Upon the terms and
                        ------------------------------------
subject to the conditions of this Agreement and subject to the fiduciary duties of the directors of the Company or of its directors constituting the Special Committee (as determined by such directors in good faith after consultation with counsel), each of the parties hereto shall use its best efforts (a) to cause its respective conditions set forth in Article 6 of this Agreement to be fulfilled and (b) to take, or cause to be taken, all additional action and to do, or cause to be done, all additional things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the

Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either the Company or Merger Sub, the proper officers and directors of each corporation that is a party to this Agreement shall take all such necessary action. The parties hereto agree to use their respective best efforts to challenge any action brought seeking a temporary restraining order or preliminary or permanent injunctive relief which would prohibit, or materially interfere with, the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 3

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY
                 ---------------------------------------------

          The Company hereby represents and warrants to Merger Sub as follows:

          Section 3.1.  Organization of the Company and its Subsidiaries. The
                        ------------------------------------------------
Company and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all the requisite corporate power and authority to carry on its respective business as now being conducted and to own, lease, use and operate the respective properties owned and used by it. The Company and each of its Subsidiaries is qualified and in good standing to do business in each jurisdiction in which the nature of its respective business requires it to be so qualified, except to the extent the failure to be so qualified has not had, and would not reasonably be expected to have, a Material Adverse Effect. The term "Material Adverse Effect" means a material adverse effect on the business, prospects, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole.

          Section 3.2.  Capitalization of the Company; Ownership. The authorized
                        ----------------------------------------
capital stock of the Company consists of 20,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $1.00 per share. As of the date hereof, 3,100,178 shares of Company Common Stock are issued and outstanding and no shares of Company Common Stock are held as Treasury Stock. As of the date hereof, an aggregate of 265,000 shares of preferred stock of the Company are issued and outstanding, consisting of 140,000 issued and outstanding shares of Series A Cumulative Pay-in-Kind Preferred Stock, par value $1.00 per share of the Company ("Series A Preferred Stock"), 62,500 shares of Series B Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share of the Company ("Series B Preferred Stock"), and 62,500 shares of Series C Cumulative Pay-in-Kind Convertible Preferred Stock, par value $1.00 per share of the Company ("Series C Preferred Stock," and together with the Series A Preferred Stock and Series B Preferred Stock, the "Company Preferred Stock") and no shares of Company Preferred Stock are held in the treasury of the Company. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other arrangements or commitments obligating the Company to issue any shares of its capital stock other than (a) options and other rights to receive or acquire an aggregate of 1,288,925 shares of Company Common Stock pursuant to the Company Stock Options, and (b) the Company Warrants to purchase 140,000 shares of Series A Preferred Stock issued by the Company to the Investors on February 18, 2000. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of its capital stock. Following the Merger, the Company will have no obligation to issue, transfer or sell any shares of its capital stock or other securities of the Company pursuant to any employee benefit plan or otherwise. There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the shares of any capital stock of the Company or any of its Subsidiaries, except for the Shareholders Agreement, dated February 18, 2000, by and among the Company, Littlejohn, Quilvest and de Vogel, and the Voting Agreement, dated February 18, 2000, by and among the Company, Littlejohn and Terbem.

          Section 3.3.  Subsidiaries of the Company. Subject to certain liens
                        ---------------------------
and security interests in favor of (i) Fleet pursuant to the Loan Agreement (as such terms are defined in Section 6.3(d)), and (ii) Subordinated Note Holders pursuant to the Note Agreement (as each of those terms is defined in Section 6.3(f)), all outstanding shares of capital stock or other equity interests of each Subsidiary are owned by the Company, free and clear of any and all liens, claims, security interests or options, except for restrictions on transfer under federal and state securities laws. All shares of capital stock of each Subsidiary which is a corporation have been validly issued and are fully paid and non-assessable. There are no outstanding options, warrants or other rights of any kind to acquire (including preemptive rights) any additional equity interests of any Subsidiary or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any additional equity interests of any Subsidiary, nor is any Subsidiary committed to issue any such option, warrant, right or security. Other than as previously disclosed to Merger Sub, the Company does not own, directly or indirectly, any equity interest in any other corporation, joint venture, partnership, limited liability company or other entity.

          Section 3.4.  No Conflict.
                        -----------

                  (a) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will: (i) conflict with or result in a breach of any provisions of the Certificate of Incorporation or Bylaws of the Company or any Subsidiary; (ii) except as previously disclosed to Merger Sub, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected; or
(iii) contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, in the case of matters described in clause (ii) or (iii), as would not have, individually or in the aggregate, a Material Adverse Effect.

                  (b) Neither the execution and delivery by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any governmental or regulatory authority, other than filings required by the Securities Exchange Act of 1934, as amended, and including the rules and regulations promulgated thereunder (the "Exchange Act"), with respect to the meeting of the stockholders of the Company to approve and adopt this Agreement and the transactions contemplated hereby, and the filing of the Certificate of Merger as contemplated by Section 1.2, except for any consent, approval or authorization the failure of which to obtain, and for any filing or registration the failure of which to make, would not have, individually or in the aggregate, a Material Adverse Effect.

          Section 3.5.  Authorization. The Company has all requisite corporate
                        -------------
power and authority to enter into this Agreement and, subject to any necessary approval of the Merger by the stockholders of the Company, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of the Company (other than the approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company). The Board of Directors of the Company has adopted resolutions approving this Agreement and the Merger, and has determined that the terms of the Merger are fair to, and in the best interests of the Company's stockholders other than Merger Sub and/or the stockholders of Merger Sub (the "Public Stockholders"). The Company has taken all action necessary to exempt the Merger and the other transactions contemplated hereby with Merger Sub and its affiliates from the operation of Section 203 of the DGCL (the "Business Combination Statute"). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally or by general equitable principles.

          Section 3.6.  Fairness Opinion and Approval by the Special Committee.
                        ------------------------------------------------------
On or prior to the date hereof, the Special Committee (a) determined that the Merger is fair to and in the best interest of the Public Stockholders and (b) recommended that the Board of Directors of the Company approve and authorize this Agreement and declare its advisability. The Special Committee has received an opinion of McDonald Investments, Inc. (the "Advisor") to the effect that, as of the date of such opinion, the consideration to be received by the Public Stockholders in the Merger is fair to the Public Stockholders from a financial point of view.

          Section 3.7.  Brokers and Finders. Other than the Advisor, neither the
                        -------------------
Company nor any Subsidiary has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof. Any such fees due to the Advisor shall be paid by the Company.

          Section 3.8.  SEC Documents; Financial Statements. The Company has
                        -----------------------------------
filed all required reports, schedules, forms, statements and other documents with the Securities and Exchange Commission (the "SEC") since February 28, 1999 (the "SEC Documents"). As of their respective dates, except as previously disclosed to Merger Sub, the SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended and including the rules and regulations promulgated thereunder (the "Securities Act"), or the Exchange Act, as the case may be, applicable to such SEC Documents. Except to the extent that information contained in any SEC Document has been revised or superseded by a later filed SEC Document, and except as previously disclosed to Merger Sub, none of the SEC Documents as of their respective dates contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except as previously disclosed to Merger Sub, the consolidated financial statements of the Company contained or specifically incorporated by reference in the SEC Documents (including in each case any related notes and schedules) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of the Company and its consolidated subsidiaries as of the dates thereof and the results of their operations, cash flows and stockholders' equity for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end adjustments).

          Section 3.9.  Absence of Certain Changes or Events. Except as
                        ------------------------------------
disclosed in the SEC Documents filed and publicly available prior to the date of this Agreement, since February 29, 2000 the Company and its Subsidiaries have conducted their respective businesses and operations consistent with past practice only in the ordinary and usual course, except for actions which individually and in the aggregate would not have a Material Adverse Effect. Without limiting the generality of the foregoing, since February 29, 2000, except as disclosed in the SEC Documents or as previously disclosed to Merger Sub, there has not occurred: (i) any event, change, or effect (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having or, which would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect; or (ii) any change by the Company or any of its Subsidiaries in accounting principles or methods. Since February 29, 2000, neither the Company nor any of its Subsidiaries has taken any of the actions prohibited by Section 5.1 hereof.

          Section 3.10.  Vote Required. The affirmative vote of the holders of
                         -------------
Company Common Stock and Company Preferred Stock representing a majority of the shares of Company Common Stock outstanding (assuming conversion of all outstanding shares of Company Preferred Stock) is the only vote of the holders of any class or series of Company capital stock necessary to approve and adopt this Agreement.

          Section 3.11.  Litigation. Except to the extent disclosed in the SEC
                         ----------
Documents or as otherwise previously disclosed to Merger Sub, there is no suit, claim, action, proceeding or investigation pending or, to the best knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries which, individually or in the aggregate, is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or materially impair the ability of the Company to consummate the Merger or the other transactions contemplated hereby.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF MERGER SUB
                 --------------------------------------------

          Section 4.1.  Organization and Authority of Merger Sub. Merger Sub is
                        ----------------------------------------
a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware. Merger Sub was incorporated solely for the purpose of merging with and into the Company, and since its incorporation, it has conducted no business of any kind whatsoever other than in connection with the transactions contemplated hereby.

          Section 4.2.  Capitalization of Merger Sub. The authorized capital
                        ----------------------------
stock of Merger Sub consists of 10,000 shares of Merger Sub Common Stock, of which 10 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of capital stock of Merger Sub are duly authorized, validly issued, fully paid and non-assessable and free of preemptive rights.

          Section 4.3.  Authorization. Merger Sub and the Investors, each
                        -------------
individually, has all corporate power and authority to enter into this Agreement and to perform its respective obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Merger Sub and the Joinder attached to this Agreement by the Investors and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Merger Sub and the Investors, respectively. This Agreement has been duly executed and delivered by Merger Sub and the Joinder by each of the Investors and, assuming the due authorization, execution and delivery hereof by the Company, each constitutes the valid and binding obligation of Merger Sub or each of the Investors, as the case may be, enforceable against Merger Sub and each of the Investors, as the case may be, in accordance with its respective terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors' rights generally or by general equitable principles.

          Section 4.4.  Brokers and Intermediaries. Merger Sub has not employed
                        --------------------------
any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's, or similar fee or commission in connection therewith or upon the consummation thereof.

          Section 4.5.  Available Funds. On the Closing Date Merger Sub shall
                        ---------------
have sufficient funds to pay the aggregate Merger Consideration.

          Section 4.6.  Litigation. There is no suit, claim, action, proceeding
                        ----------
or investigation pending or, to the best knowledge of Merger Sub, threatened against or affecting, Merger Sub that is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect, or materially impair the ability of Merger Sub to consummate the Merger or the other transactions contemplated hereby.

          Section 4.7.  Merger Sub's Operation. Merger Sub was formed solely for
                        ----------------------
the purpose of engaging in the transactions contemplated hereby and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

          Section 4.8.  Merger Sub and Investor Information. None of the
                        -----------------------------------
information supplied or to be supplied by Merger Sub or any Investor for inclusion or incorporation by reference in the Proxy Statement (as defined in Section 5.6(a)), at the time filed with the SEC and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to holders of the Company Common Stock and at the time of the Special Meeting (as defined in Section 5.7), will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

          Section 4.9.  Governmental and Other Consents and Approvals. No
                        ---------------------------------------------
consent, waiver, approval, license or authorization of or designation, declaration or filing with any governmental agency or authority or other public Persons in the United States is required in connection with the execution or delivery by Merger Sub and the Investors of this Agreement or the consummation by Merger Sub of the Merger or the transactions contemplated hereby, other than
(a) filings in the State of Delaware in accordance with the DGCL, (b) filings required under the Exchange Act and (c) such other consents, waivers, approvals, licenses or authorizations, the failure of which to be obtained will not have a material adverse effect on Merger Sub, the Investors or on the ability of Merger Sub to consummate the transactions contemplated hereby.

          Section 4.10.  Payment of Merger Consideration. The Investors have
                         -------------------------------
sufficient financial resources to make capital contributions to Merger Sub necessary to permit, with the cash of the Company at the Closing, Merger Sub to fund the consummation of the transactions contemplated hereby, including, without limitation, to fund the payment of the Merger Consideration plus the expenses related to the Merger and the Investors have agreed so to fund Merger Sub.

                                   ARTICLE 5

                       CERTAIN COVENANTS AND AGREEMENTS
                       --------------------------------

          Section 5.1.  Conduct of Businesses. Prior to the Effective Time,
                        ---------------------
except as expressly contemplated by any other provision of this Agreement or as required by applicable law, unless Merger Sub has consented in writing thereto, the Company:

                  (a) shall, and shall cause each of its Subsidiaries to, conduct its operations according to their usual, regular and ordinary course in substantially the same manner as heretofore conducted;

                  (b) shall use its best efforts, and shall cause each of its Subsidiaries to use its best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

                  (c) shall promptly deliver to Merger Sub true and correct copies of any report, statement or schedule filed by the Company with the SEC subsequent to the date of this Agreement;

                  (d) shall not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof, issue any shares of its capital stock, effect any stock split or otherwise change its capitalization as it exists on the date hereof; (ii) grant, confer or award any option, warrant, conversion right or other right not existing on the date hereof to acquire any shares of its capital stock; (iii) increase any compensation or benefits, except in the ordinary course of business consistent with past practice, or enter into or amend any employment agreement with any of its present or future officers or directors, except with new employees consistent with past practice; or (iv) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend (except as required by law) any existing employee benefit plan in any material respect;

                  (e) shall not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or (ii) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries, or make any commitment for any such action;

                  (f) shall not, and shall not permit any of its Subsidiaries to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) that are material to the Company, individually or in the aggregate, except in the ordinary course of business;

                  (g) shall not, nor shall it permit any of its Subsidiaries to, agree to take any of the foregoing actions; and

                  (h)   subject to the fiduciary obligations set forth in
Section 5.7, shall not take any action that is likely to delay materially or adversely affect the ability of any of the parties hereto (i) to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body or (ii) to consummate the Merger.

          Section 5.2.  Announcements. Neither the Company nor Merger Sub shall
                        -------------
issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law or stock exchange regulation. Notwithstanding anything in this Section 5.2 to the contrary, Merger Sub, the Investors and the Company will, to the extent practicable, consult with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated hereby whether or not required by law.

          Section 5.3.  Notification of Certain Matters. The Company shall give
                        -------------------------------
prompt notice to Merger Sub, and Merger Sub shall give prompt notice to the Company, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any of its respective representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (b) any material failure of the Company or Merger Sub, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.3 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

          Section 5.4.  Directors' and Officers' Indemnification.
                        ----------------------------------------

                  (a) The Certificate of Incorporation and the Bylaws of the Surviving Corporation shall contain the provisions with respect to indemnification and limitation of liability of directors and officers set forth in the Company's Certificate of Incorporation and Bylaws on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Effective Time were directors or officers of the Company, unless such modification is required by law.

                  (b) The Surviving Corporation shall maintain in effect for six years from the Effective Time policies of directors' and officers' liability insurance containing terms and conditions which are not less advantageous to the insured than any such policies of the Company currently in effect on the date of this Agreement (the "Company Insurance Policies"), with respect to matters occurring prior to the Effective Time, to the extent available, and having the maximum available coverage under any such Company Insurance Policies; provided, that in no event shall the Surviving Corporation be required to pay annual premiums for insurance under this Section 5.4(b) in excess of 200% of the annual premiums currently paid by the Company and provided further, however, that if the annual premiums for such insurance coverage exceed 200% of the annual premiums currently paid by the Company, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage that can be obtained for premiums that are 200% of the annual premiums currently paid by the Company.

          Section 5.5.  Access to Information; Right of Inspection. From the
                        ------------------------------------------
date hereof until the Effective Time, the Company and each of its Subsidiaries will, during normal business hours, (a) give Merger Sub, its affiliates and their respective officers, employees, counsel, accountants, financial advisors, financing sources and other agents and representatives full access to the offices, properties, warehouses and other facilities and to all contracts, internal reports, data processing files, books and records, Federal, state, local and foreign tax returns and records, commitments, books, records and affairs of the Company, whether located on the premises of the Company, its Subsidiaries or at another location; (b) furnish promptly to Merger Sub or its affiliates a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws or regulations; (c) permit Merger Sub or its affiliates to make such inspections as they may reasonably require; (d) cause its officers to furnish Merger Sub and its affiliates such existing financial, operating and product data and other information with respect to the business and properties of the Company and its Subsidiaries as Merger Sub or its affiliates from time to time may reasonably request, including without limitation financial statements and schedules; (e) allow Merger Sub and its affiliates the opportunity to interview such employees and other personnel of the Company and its Subsidiaries; and (f) otherwise instruct and cause the Company's and its Subsidiaries' employees, accountants, counsel and financial advisors to fully cooperate with Merger Sub in its investigation of the business of the Company and its Subsidiaries; provided, however, that no investigation pursuant to this Section 5.5 shall affect or be deemed to modify any representation or warranty made by the Company herein.

          Section 5.6.  Proxy Statement and Schedule 13E-3.
                        ----------------------------------

                  (a) In connection with the Special Meeting (as defined in Section 5.7), the Company shall prepare and file a preliminary proxy statement relating to the transactions contemplated by this Agreement and the Merger (the "Preliminary Proxy Statement") with the SEC and shall use its reasonable best efforts to respond to the comments of the SEC and to cause a definitive proxy statement (the "Proxy Statement") to be mailed to the Company's shareholders all as soon as reasonably practicable; provided, that prior to the filing of each of the Preliminary Proxy Statement and the Proxy Statement, the Company shall consult with Merger Sub with respect to such filings and shall afford Merger Sub reasonable opportunity to comment thereon. Merger Sub shall provide the Company with any information for inclusion in the Preliminary Proxy Statement and the Proxy Statement that may be required under applicable law with respect to the Merger Sub and the Investors and is reasonably requested by the Company.

                  (b) The Company and Merger Sub shall, and shall cause any other Person that may be deemed to be an affiliate of the Company to, prepare and file concurrently with the filing of the Preliminary Proxy Statement a statement on Schedule 13E-3 (the "Schedule 13E-3 Transaction Statement") with the SEC. If at any time prior to the Special Meeting (as defined in Section 5.7) any event should occur that is required by applicable law to be set forth in an amendment of, or supplement to, the Schedule 13E-3 Transaction Statement, the Company and Merger Sub shall, and shall cause such Person to, file such amendments or supplements.

                  (c) The Company covenants and agrees that none of the information to be supplied by the Company for inclusion in the Preliminary Proxy Statement, the Proxy Statement or the Schedule 13E-3 Transaction Statement will, at the time of the mailing of the Proxy Statement or the filing of the Preliminary Proxy Statement or the Schedule 13E-3 Transaction Statement, and any amendments or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Preliminary Proxy Statement, the Proxy Statement and the Schedule 13E-3 Transaction Statement shall, as of their respective dates, comply as to form in all material respects with all applicable laws, including the provisions of the Exchange Act. The Company shall not mail, amend or supplement the Proxy Statement unless the Proxy Statement or any amendment or supplement thereof is satisfactory in content to Merger Sub in the exercise of its reasonable judgment, provided that Merger Sub shall raise any objections thereto in a timely manner.

                  (d) Merger Sub covenants that the information furnished to the Company by Merger Sub and/or the Investors specifically for inclusion in the Proxy Statement or the Schedule 13E-3 Transaction Statement, or any amendment or supplement thereof, or specifically for inclusion in any other documents filed with the SEC by the Company in connection with the Merger, shall not, with respect to the Proxy Statement at the time the Proxy Statement is mailed and at the time of the Special Meeting (as defined in Section 5.7), and, with respect to the Schedule 13E-3 Transaction Statement and such other documents, at the time of filing with the SEC and at the time of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (e) Each of the parties hereto shall use its best efforts to cooperate and to provide each other with such information as any of such parties may reasonably request in connection with the preparation of the Proxy Statement and the Schedule 13E-3 Transaction Statement. Each party hereto shall promptly supplement, update and correct any information provided by it for use in the Proxy Statement and the Schedule 13E-3 Transaction Statement if and to the extent that such information provided by it is or shall have become incomplete, false or misleading.

          Section 5.7.  Company Stockholders Meeting. The Company will take all
                        ----------------------------
actions reasonably necessary in accordance with applicable law and its Certificate of

Incorporation and Bylaws to convene the Company Stockholders Meeting as promptly as reasonably practicable to consider and vote upon the approval and adoption of this Agreement and the Merger (the "Special Meeting"). In connection with the Special Meeting, the Special Committee and the Board of Directors of the Company shall recommend approval of the Agreement and the Merger subject to the determination by the Board of Directors of the Company and the Special Committee, after consultation with their respective counsels, that recommending approval of such matters would not be inconsistent with its fiduciary obligations. Additionally, the Special Committee shall not at any time prior to the Effective Time withdraw, modify, or change any recommendation and declaration regarding this Agreement or the Merger unless the Special Committee reasonably believes after consultation with its counsel, that the failure to so withdraw, modify, or change its recommendation and declaration would be inconsistent with its fiduciary obligations.

                                   ARTICLE 6

                             CONDITIONS PRECEDENT
                             --------------------

          Section 6.1.  Conditions to Each Party's Obligation to Effect the
                        ---------------------------------------------------
Merger. The respective obligation of each party to effect the Merger shall be
------
subject to the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

                  (a)   No Injunction or Proceeding. No preliminary or permanent
                        ---------------------------
injunction, temporary restraining order or other decree of a court, legislature or other agency or instrumentality of federal, state or local government (a "Governmental Entity") shall be in effect, no statute, rule or regulation shall have been enacted by a Governmental Entity and no action, suit or proceeding by any Governmental Entity or any other Person shall have been instituted or threatened, which prohibits the consummation of the Merger or challenges the transactions contemplated hereby.

                  (b)   Consents. Other than filing the Certificate of Merger,
                        --------
all consents, approvals and authorizations of and filings with Governmental Entities required for the consummation of the transactions contemplated hereby, shall have been obtained or effected or filed.

                  (c)   Approval of Holders of Company Common Stock. This
                        -------------------------------------------
Agreement and the Merger shall have been adopted by the affirmative vote or written consent of the holders of Company Common Stock and Company Preferred Stock constituting a majority of the outstanding shares of Company Common Stock (assuming conversion of all outstanding shares of Company Preferred Stock).

          Section 6.2.  Conditions to the Obligation of the Company to Effect
                        -----------------------------------------------------
the Merger. The obligation of the Company to effect the Merger is further
----------
subject to the satisfaction on or
prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

                  (a)   Representations and Warranties. The representations and
                        ------------------------------
warranties of Merger Sub contained in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Effective Time as though made at and as of the Effective Time and the Company shall have received a certificate of an officer of Merger Sub to that effect.

                  (b)   Covenants, Undertakings and Agreements. Merger Sub shall
                        --------------------------------------
have performed and complied in all material respects with all its covenants, undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time.

          Section 6.3.  Conditions to the Obligation of Merger Sub to Effect the
                        --------------------------------------------------------
Merger. The obligation of Merger Sub to effect the Merger is further subject to
------
the satisfaction on or prior to the Closing Date of each of the following conditions (any of which may be waived by the parties hereto in writing, in whole or in part, to the extent permitted by applicable law):

                  (a)   Representations and Warranties. The representations and
                        ------------------------------
warranties of the Company contained in this Agreement shall be true and correct in all material respects on the date hereof and at and as of the Effective Time as though made at and as of the Effective Time and Merger Sub shall have received a certificate of an officer of the Company to that effect.

                  (b)   Covenants, Undertakings and Agreements. The Company
                        --------------------------------------
shall have performed and complied in all material respects with all of its covenants, undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Effective Time and Merger Sub shall have received a certificate of an officer of the Company to that effect.

                  (c)   No Material Adverse Effect. At any time after the date
                        --------------------------
of this Agreement, there shall not have been any event or occurrence that has had, or is likely to have, individually or in the aggregate, a Material Adverse Effect other than those disclosed on or contemplated by Schedule 3.9.

                  (d)   Consents from Lenders and Other Third Parties. The
                        ---------------------------------------------
Company shall have received written consents to the Merger from: (i) Fleet Capital Corporation, as agent ("Fleet") for the lenders party to the Loan and Security Agreement, dated February 17, 2000, as amended, by and among the Company, the lenders party thereto and Fleet (the "Loan Agreement") and (ii) the purchasers (the "Subordinated Note Holders") of the $20,000,000 Senior Subordinated Notes due March 31, 2005, issued by the Company to said Subordinated Note Holders pursuant to the Securities Purchase Agreement, dated as of February 18, 2000, between the Company and certain Subordinated Note Holders (the "Note Agreement"). The consents and related amendments to the Loan Agreement and Note Agreement shall be in form and substance satisfactory to Merger Sub. All consents, approvals, authorizations and permits required to be obtained prior to the consummation of the Merger from any Person in connection with this Agreement, the Merger and the other transactions contemplated hereby, shall have been obtained.

                  (e)   Recommendation of the Special Committee. The Special
                        ---------------------------------------
Committee shall not have withdrawn its recommendation and approval identified in
Section 3.6 except in accordance with the provisions of Section 5.7.

                  (f)   Appraisal Rights. The holders of not more than 10% of
                        ----------------
the issued and outstanding shares of Company Common Stock shall have exercised, or given notice of their intent to exercise, their rights to dissent from the Merger in accordance with Section 262 of the DGCL and pursuant to Section 2.2 of this Agreement.

                                   ARTICLE 7

                       TERMINATION, AMENDMENT AND WAIVER
                       ---------------------------------

          Section 7.1.  Termination. This Agreement may be terminated and the
                        -----------
Merger may be abandoned at any time prior to the Effective Time, whether before or after stockholder approval thereof:

                  (a) by the mutual written consent of Merger Sub and the Company;

                  (b) by either Merger Sub or the Company, in each case by written notice to the other, if:

                        (i) the Merger has not been consummated on or prior to July 31, 2001; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

                        (ii) the Special Committee shall have withdrawn, or modified its approval or recommendation of this Agreement or the Merger in accordance with Section 5.7;

                        (iii) the other party hereto breaches or fails in any material respect to perform or comply with any of its material covenants and agreements contained herein or breaches its representations and warranties in any material respect, which breach or failure is incapable of being cured or is not cured within ten (10) Business Days of written notice thereof (a "Business Day" means any day other than a Saturday, Sunday, legal holiday, or other day on which banks in the State of Delaware are authorized to close); or

                        (iv) any Governmental Entity shall have issued an order, decree or ruling or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable.

          Section 7.2.  Effect of Termination. In the event of the termination
                        ---------------------
of this Agreement as provided in Section 7.1, including without limitation
Section 7.1(b)(ii), this Agreement shall become null and void, and there shall be no liability on the part of Merger Sub or the Company (except in this Section
7.2 and Sections 8.2, 8.3, 8.4, 8.5, 8.6, 8.9 and 8.10 hereof, which shall survive any termination of this Agreement), provided that nothing herein shall relieve any party from any liability or obligation with respect to any breach of this Agreement.

          Section 7.3.  Amendment. This Agreement may be amended by the parties
                        ---------
hereto (in the case of the Company, only if authorized by the Special Committee), at any time before or after approval of matters presented in connection with the Merger by the stockholders of the Company, but after any such stockholder approval, no amendment shall be made which by law requires the further approval of stockholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

          Section 7.4.  Waiver. At any time prior to the Effective Time, whether
                        ------
before or after the approval of the holders of Company Common Stock referred to in Section 6.1(c) hereof, either party may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto or
(b) waive compliance with any of the agreements of the other party or fulfillment of any conditions to its own obligations hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party by a duly authorized officer.

                                   ARTICLE 8

                                 MISCELLANEOUS
                                 -------------

          Section 8.1.  Performance of Covenants; Non-Survival of
                        -----------------------------------------
Representations and Warranties. None of the representations and warranties in
------------------------------
this Agreement or in any instrument delivered pursuant to this Agreement, nor any covenants required of the parties hereunder to be performed on or prior to the Effective Time, shall survive the Effective Time, and neither Merger Sub, the Company or any Subsidiary, nor any of their respective officers, directors, employees, advisors or stockholders shall have any liability whatsoever with respect to any such representation, warranty or covenant after such time. This
Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

          Section 8.2.  Expenses. Except as contemplated by this Agreement
                        --------
(including Section 7.2), all costs and expenses incurred in connection with the Agreement and the consummation of the transactions contemplated hereby shall be the obligation of the party incurring such expenses.

          Section 8.3.  Applicable Law. This Agreement shall be governed by the
                        --------------
laws of the State of Delaware, without regard to its rules of conflict of laws.

          Section 8.4.  Notices. All notices, requests, claims, demands and
                        -------
other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such address for a party as shall be specified by like notice):

                        If to the Company, to:

                             Pameco Corporation
                             651 Corporate Circle
                             Suite 200
                             Golden, Colorado 80401
                             Attention:  President
                             Facsimile No.: 303-568-1232

                        with a copy to:

                             Powell, Goldstein, Frazer & Murphy LLP
                             191 Peachtree Street, N.E., 16th Floor
                             Atlanta, Georgia 30303
                             Attention: G. William Speer, Esq.
                             Facsimile No.: (404) 572-6999

                        If to Merger Sub, to:

                             Pameco Acquisition, Inc.
                             c/o Littlejohn & Co. LLC
                             115 East Putnam Avenue
                             Greenwich, CT  06830
                             Attention:  Mr. Angus C. Littlejohn, Jr.
                             Facsimile No.:  203-552-3550

                             with a copy to:

                             Pepper Hamilton LLP
                             3000 Two Logan Square
                             Eighteenth and Arch Streets

                             Philadelphia, Pennsylvania 19103-2799
                             Attention: James D. Epstein, Esq. or
                               Elam M. Hitchner, III, Esq.
                             Facsimile No.: (215) 981-4750

                        and

                             Paul, Weiss, Rifkind, Wharton & Garrison
                             1285 Avenue of the Americas
                             New York, New York 10019
                             Attention: Michele R. Jenkinson, Esq.
                             Facsimile No.: (212) 373-2004

          Section 8.5.  Entire Agreement. This Agreement (including the
                        ----------------
documents and instruments referred to herein) contains the entire understanding of the parties hereto with respect to the subject matter contained herein, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

          Section 8.6.  Assignment. Neither this Agreement nor any of the
                        ----------
rights, interests or obligations hereunder shall be assigned by either party hereto (whether by operation of law or otherwise) without the prior written consent of the other party.

          Section 8.7.  Headings; References. The article, section and paragraph
                        --------------------
headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

          Section 8.8.  Counterparts. This Agreement may be executed in one or
                        ------------
more counterparts, each counterpart shall be deemed to be an original but all of which shall be considered one and the same agreement.

          Section 8.9.  No Third Party Beneficiaries. Except as provided in
                        ----------------------------
Section 5.4, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

          Section 8.10. Severability; Enforcement. Any term or provision of this
                        -------------------------
Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provisions shall be interpreted to be only so broad as is enforceable.

          Section 8.11. Interpretation. When a reference is made in this
                        --------------
Agreement to a Section, Article, or Schedule, such reference shall be to a Section, Article, or Schedule, as the case may be, of this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The phrase "made available" in this Agreement shall mean that the information referred to has been made available if requested by the party to whom such information is to be made available. The phrases "the date of this Agreement," "the date hereof," and terms of similar import, unless the context otherwise requires, shall be deemed to refer to March 6, 2001. As used in this Agreement, the term "affiliate(s)" shall have the meaning set forth in Rule l2b-2 of the Exchange Act.

                           [SIGNATURE PAGE FOLLOWS]

          IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                              PAMECO CORPORATION

                              By: /s/ Dixon R. Walker
                                  -------------------
                                   Name: Dixon R. Walker
                                   Title: President & CEO

                              PAMECO ACQUISITION, INC.

                              By: /s/ Angus C. Littlejohn, Jr.
                                  ----------------------------
                                   Name: Angus C. Littlejohn, Jr.
                                   Title: President

                              JOINDER

          The undersigned hereby join this Merger Agreement solely for purposes of confirming that Littlejohn Fund II, L.P. has agreed to fund 80% and Quilvest American Equity Ltd. has agreed to fund 20% of the funds required to permit the Merger Sub to pay the Merger Consideration as contemplated by Section 4.10 of this Agreement.



                              LITTLEJOHN FUND II, L.P.

                              By:  Littlejohn Associates II, LLC, General
                                   Partner

                              By:  /s/ Angus C. Littlejohn, Jr.
                                   ----------------------------
                                   Name: Angus C. Littlejohn, Jr.
                                   Title: Manager


                              QUILVEST AMERICAN EQUITY LTD.


                              By:  /s/ Willem F.P. deVogel
                                   -----------------------
                                   Name: Willem F.P. deVogel
                                   Title: Attorney-in-Fact